UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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ENERGY TRANSFER PARTNERS, L.P.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Energy Transfer Partners, L.P.
3738 Oak Lawn Ave.
Dallas, Texas 75219

November 21, 2008

To our common unitholders:

You are cordially invited to attend a special meeting of the common unitholders of Energy Transfer Partners, L.P. (the “Partnership”) to be held at The Warwick Melrose Hotel, 3015 Oak Lawn Ave., Dallas, Texas 75219 on Tuesday, December 16, 2008, at 10:00 a.m., Dallas, Texas time. The board of directors of Energy Transfer Partners, L.L.C. (the “Company”), the general partner of Energy Transfer Partners GP, L.P. (the “General Partner”), our general partner, which we refer to as our board of directors, has called the special meeting. At this important meeting, you will be asked to consider and vote upon a proposal to approve the terms of the Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”), which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of our common units, awards of distribution equivalent rights, or DERs, awards of common unit appreciation rights, and other unit-based awards to employees of the Partnership, the Company, the General Partner, a subsidiary or their affiliates, and the members of our board of directors (the “2008 Incentive Plan Proposal”).

Our board of directors has unanimously approved the 2008 Incentive Plan Proposal and the reservation and issuance from time to time of common units by us under the 2008 Incentive Plan. Our board of directors believes that the 2008 Incentive Plan Proposal is in the best interests of our unitholders and the Partnership and unanimously recommends that the unitholders approve the 2008 Incentive Plan Proposal.

Our currently effective incentive plan, the Amended and Restated Energy Transfer Partners, L.P. 2004 Unit Plan (as amended and restated as of June 27, 2007, the “2004 Plan”), permits us to issue a maximum of 1,800,000 of our common units. As of October 15, 2008, awards for 1,456,607 common units had been granted and 343,393 common units remained available for issuance under our 2004 Plan. We expect substantially all of these remaining common units available for grant will be awarded in 2008 and are therefore seeking approval of awards under the new plan to provide for additional common units for future grants to employees of the Partnership, the Company, the General Partner or their affiliates, and the members of our board of directors. A copy of the form of 2008 Incentive Plan is attached to this proxy statement as Exhibit A. The 2004 Plan will continue in effect and will not be affected by the 2008 Incentive Plan.

Your vote is very important.  Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly. You will retain the right to revoke it at any time before the vote, or to vote your common units personally if you attend the special meeting. The form of proxy provides unitholders the opportunity to vote on the 2008 Incentive Plan Proposal.

The 2008 Incentive Plan Proposal will not be effective unless approved by the unitholders.  A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we present the 2008 Incentive Plan Proposal to our unitholders for approval. However, under the rules of the New York Stock Exchange, the 2008 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represents at least 50% of all common units entitled to vote.

I urge you to review carefully the attached proxy statement, which contains a detailed description of the 2008 Incentive Plan Proposal to be voted upon at the special meeting.

Sincerely,

KELCY L. WARREN
Chief Executive Officer of
Energy Transfer Partners, L.L.C.
on behalf of Energy Transfer Partners, L.P.

ENERGY TRANSFER PARTNERS, L.P.
3738 Oak Lawn Ave.
Dallas, Texas 75219

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS
To Be Held On December 16, 2008

To our common unitholders:

A special meeting of our common unitholders will be held at The Warwick Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219 on December 16, 2008, at 10:00 a.m. Dallas, Texas time. At the meeting, our unitholders will act on a proposal (the “2008 Incentive Plan Proposal”) to approve the terms of the Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”), which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of our common units, awards of distribution equivalent rights, or DERs, awards of common unit appreciation rights, and other unit-based awards to employees of the Partnership, Energy Transfer Partners, L.L.C. (the “Company”), Energy Transfer Partners GP, L.P. (the “General Partner”), a subsidiary or their affiliates, and the members of our board of directors. A copy of the form of 2008 Incentive Plan is attached to this proxy statement as Exhibit A.

The form of proxy provides unitholders the opportunity to vote on the 2008 Incentive Plan Proposal. However, the 2008 Incentive Plan Proposal will not be effective unless approved by the unitholders. A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we submit the 2008 Incentive Plan Proposal to unitholders for a vote. However, under the rules of the New York Stock Exchange, the 2008 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represent at least 50% of all common units entitled to vote. We may adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the 2008 Incentive Plan Proposal.

We have set the close of business on November 21, 2008 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of common unitholders entitled to vote is on file at our principal offices, 3738 Oak Lawn Avenue, Dallas, Texas 75219, and will be available for inspection by any unitholder during the meeting.

Your Vote is Very Important.  If you cannot attend the special meeting, you may vote by mailing the proxy card in the enclosed postage-prepaid envelope. Any common unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS
OF ENERGY TRANSFER PARTNERS, L.L.C.,
the general partner of ENERGY TRANSFER PARTNERS GP, L.P.,
the general partner of ENERGY TRANSFER PARTNERS, L.P.

THOMAS P. MASON
Vice President, General Counsel and Secretary
Energy Transfer Partners, L.L.C.

Dallas, Texas
November 21, 2008

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED NOVEMBER 21, 2008. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SPECIAL
MEETING TO BE HELD ON DECEMBER 16, 2008
The Notice of Special Meeting of Common Unitholders and the Proxy Statement for
the Special Meeting of are available at http://www.energytransfer.com.

ENERGY TRANSFER PARTNERS, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219

PROXY STATEMENT
SPECIAL MEETING OF COMMON UNITHOLDERS
DECEMBER 16, 2008

This proxy statement contains information related to the special meeting of common unitholders of Energy Transfer Partners, L.P. (the “Partnership”) and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy are first being mailed to our unitholders on or about November 24, 2008.

QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Common unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, CONTACT INNISFREE M&A INCORPORATED AT 1-888-750-5834 OR 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022.

Q:	Who is soliciting my proxy?

A:	Energy Transfer Partners GP, L.P., our general partner (the “General Partner”), is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders. Certain directors, officers and employees of Energy Transfer Partners, L.L.C., the general partner of the General Partner, and Innisfree M&A Incorporated (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	How will my proxy be voted?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the board of directors of our general partner (which we refer to as our board of directors), which is to vote FOR the proposal. With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by the board of directors, or, if no recommendation is given, in their own discretion.

Q:	When and where is the special meeting?

A:	The special meeting will be held on December 16, 2008, at 10:00 a.m., Dallas, Texas time at The Warwick Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219.

The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies). However, our partnership agreement also provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our unitholders will act upon a proposal to approve the terms of the Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”), which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of common units, awards of distribution equivalent rights, or DERs, awards of common unit appreciation rights, and other unit-based awards to employees of the Partnership, the Company, the General Partner, a subsidiary or their affiliates, and the members of our board of directors (the “2008 Incentive Plan Proposal”). A copy of the form of 2008 Incentive Plan is attached to this proxy statement as Exhibit A.

Q:	Who is entitled to vote at the special meeting?

A:	All common unitholders who owned our common units at the close of business on the record date, November 21, 2008, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each unitholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	How do I vote?

A:	Mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common units may be represented at the special meeting. You may also attend the special meeting and vote your common units in person. Holders whose common units are held in “street name” through brokers or other nominees who wish to vote at the special meeting will need to obtain a “legal” proxy from the institution that holds their common units. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Q:	If my common units are held in “street name” by my broker, will my broker or other nominee vote my common units for me?

A:	If you own your common units in “street name” through a broker or nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to the matters to be acted upon at the special meeting. Thus, if you do not give your broker or nominee specific instructions, your common units will not be voted on the proposal.

Q:	What do I do if I want to change my vote?

A:	To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or nominee provides to change those instructions.

Q:	What is the recommendation of the board of directors?

A:	The board of directors recommends that you vote FOR the 2008 Incentive Plan Proposal. In addition, on November 11, 2008, our board of directors, including each of our directors who meet the independence requirements of the New York Stock Exchange (the “NYSE”), unanimously approved the reservation and issuance from time to time of common units by us under the 2008 Incentive Plan Proposal.

Q:	What effect will the 2008 Incentive Plan Proposal have on the Amended and Restated Energy Transfer Partners, L.P. 2004 Unit Plan (the “2004 Plan”)?

A:	The 2004 Plan will continue in effect and will not be affected by the 2008 Incentive Plan. The 2004 Plan permits us to issue a maximum of 1,800,000 of our common units. As of October 15, 2008, awards for 1,456,607 common units had been granted and 343,393 common units remained available for issuance under the 2004 Plan. However, if any award is forfeited or otherwise terminates or is cancelled without delivery of common units, then the common units covered by such award, to the extent forfeited, terminated or cancelled, are again common units with respect to which awards may be granted. We expect substantially all of these remaining common units available for grant will be awarded in 2008 and are therefore seeking approval of awards under the new plan to provide for additional common units for future grants to employees of the Partnership, the Company, the General Partner, a subsidiary and their affiliates, and the members of our board of directors.

Q:	What constitutes a quorum?

A:	If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, such units will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

• are present and vote in person at the meeting; or

• have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in “street name” indicating that the broker does not have discretionary authority as to certain common units to vote on the proposals (a “broker non-vote”), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Q:	What vote is required to approve the proposal?

A:	Under the New York Stock Exchange Listed Company Manual (“NYSE Manual”), the 2008 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represent more than 50% of all common units entitled to vote. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the proposal, which is referred to the “NYSE Votes Cast,” must be greater than 50% of the total of our outstanding common units. Once the NYSE Votes Cast requirement is satisfied, the number of votes cast “for” the Incentive Plan Proposal must represent a majority of the NYSE Votes Cast in respect of such proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against the 2008 Incentive Plan Proposal.

The form of proxy provides unitholders the opportunity to vote on the 2008 Incentive Plan Proposal. However, the 2008 Incentive Plan Proposal will not be effective unless approved by the unitholders.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) FOR the 2008 Incentive Plan Proposal.

Q:	What are the federal income tax consequences of the 2008 Incentive Plan Proposal to unitholders?

A:	The following is a general description of the federal income tax consequences of options, restricted units, phantom units, distribution equivalent rights and common unit appreciation rights granted under the 2008 Incentive Plan. It is a general summary only and does not discuss the applicability of the income tax laws of any state or foreign country. Unitholders will not recognize any gain or loss for federal income tax purposes upon the effectiveness of the 2008 Incentive Plan.

Options granted under the 2008 Incentive Plan are non-statutory options under the Internal Revenue Code. There are no federal income tax consequences to participants or the partnership upon the grant of an option under the 2008 Incentive Plan. Thereafter, upon the exercise of options, participants will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common units at the time of exercise over the purchase price of the option.

The recipient of a restricted unit award will not recognize income at the time of the award, assuming the restrictions applicable to such award constitute a substantial risk of forfeiture for federal income tax purposes and the recipient does not make an election to include the value of the common units in his current income under Section 83(b) of the Internal Revenue Code (an “83(b) election”). If the recipient of a restricted unit award makes an 83(b) election, the recipient will recognize ordinary income equal to the fair market value of the common units on the date the award is granted and thereafter will be treated as a partner in the partnership. If the recipient of a restricted unit award does not make an 83(b) election, then, when the applicable forfeiture restrictions lapse, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the common units on the date the forfeiture restrictions lapse.

The recipient of a phantom unit award will not recognize income at the time of the award. Thereafter, when the applicable forfeiture restrictions lapse and the phantom unit award becomes vested, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the common units on the date the forfeiture restrictions lapse.

The recipient of a common unit appreciation right award will not recognize income at the time of the award. Thereafter, upon the exercise of the common unit appreciation right, the recipient will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying common units at the date of exercise over the purchase price for such common unit appreciation right.

The recipient of a common unit award will recognize income at the time of the award in an amount equal to the fair market value of the common units on the date of grant.

The recipient of any other unit-based award will not recognize income at the time of the award, but, upon the lapse of applicable forfeiture restrictions, will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying common units on the date the forfeiture restrictions lapse over the purchase price for such other unit-based award, if any.

If the participant holds a phantom unit award with distribution equivalent rights payable prior to the participant becoming a partner, or holds unit distribution rights related to unvested restricted units, the participant will recognize ordinary compensation income when distribution equivalents are paid to the participant.

The partnership generally will be entitled to a corresponding federal income tax deduction for amounts recognized as ordinary income by participants upon the settlement of awards granted under the 2008 Incentive Plan.

Since our partnership is not a taxable entity, all reimbursements made by us to the Company with respect to awards under the 2008 Incentive Plan are treated as deductions that are allocated among the partners of our partnership in accordance with the partnership agreement.

Q:	Who can I contact for further information?

A:	If you have questions about the proposals, please call our Investor Relations Department at (214) 981-0700.

THE PARTNERSHIP

We are a publicly traded limited partnership that owns and operates a diversified portfolio of energy assets. Our natural gas operations include intrastate natural gas gathering and transportation pipelines, an interstate pipeline, natural gas treating and processing assets located in Texas, New Mexico, Arizona, Louisiana, Colorado and Utah, and three natural gas storage facilities located in Texas. These assets include approximately 14,500 miles of intrastate gas gathering and transportation pipeline in service, with an additional 300 miles of intrastate pipeline under construction. In addition, we own 2,450 miles of interstate pipelines in service, with approximately 250 miles of interstate pipeline under construction. Our intrastate and interstate pipeline systems transport natural gas from several significant natural gas producing areas, including the Barnett Shale in the Fort Worth Basin, the Bossier Sands in east Texas, the Permian Basin in west Texas, the San Juan Basin in New Mexico and other producing areas in south Texas and central Texas. Our gathering and processing operations are conducted in many of these same producing areas as well as in the Piceance and Uinta Basins in Colorado and Utah. We are also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

We are a limited partnership formed under the laws of the State of Delaware. Our common units are listed on the NYSE under the ticker symbol “ETP.” Our executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219. Our telephone number is (214) 981-0700. We maintain a website at http://www.energytransfer.com that provides information about our business and operations.

As a limited partnership, we are managed by our general partner, Energy Transfer Partners GP, L.P., which in turn is managed by its general partner, Energy Transfer Partners, L.L.C. Energy Transfer Partners, L.L.C. is ultimately responsible for the business and operations of our general partner and conducts our business and operations, and the board of directors and officers of Energy Transfer Partners, L.L.C. make decisions on our behalf.

THE 2008 INCENTIVE PLAN PROPOSAL

Adoption of the 2008 Incentive Plan

On November 11, 2008, our board of directors, subject to the approval of our unitholders as required under the NYSE’s rules, ratified and approved the 2008 Incentive Plan and authorized us to reserve and issue up to 5,000,000 common units under the 2008 Incentive Plan.

Subject to the adjustment provided therein, the remaining number of our common units with respect to which awards may be granted under our 2004 Plan, is approximately 343,393. We expect most, if not all, of the remaining common units to be granted in 2008. Without the approval of the 2008 Incentive Plan, there would be limited common units for future grants to employees of the Partnership, the Company, the General Partner, a subsidiary or their affiliates, and the members of our board of directors. The 2004 Plan will continue in effect and will not be affected by the 2008 Incentive Plan.

Advantages of the 2008 Incentive Plan

Our general partner believes that the 2008 Incentive Plan is in the best interests of us and our unitholders and should be approved for the following reasons:

•	The adoption of the 2008 Incentive Plan will provide a means to assist the Company in retaining the services of employees of the Partnership, the Company, the General Partner, a subsidiary or their affiliates, and the members of our board of directors by providing incentive awards for such individuals to exert maximum efforts for our success;

•	The 2008 Incentive Plan is intended to provide a means whereby employees of the Partnership, the Company, the General Partner, a subsidiary or their affiliates, and the members of our board of directors may develop a sense of proprietorship and personal involvement in the development and financial success of our partnership through the award of options to purchase common units, awards of restricted common units, awards of phantom common units, awards of common units, awards of DERs, awards of common unit appreciation rights and other unit-based awards; and

•	The 2008 Incentive Plan is intended to enhance the ability of the Partnership, the General Partner, the Company and their affiliates to attract and retain the services of key individuals who are essential for the growth and profitability of the Partnership.

Disadvantages of the 2008 Incentive Plan

Our unitholders will be subject to dilution if additional common units are issued pursuant to the 2008 Incentive Plan.

Description of the 2008 Incentive Plan

The following is a brief description of the principal features of the 2008 Incentive Plan. A copy of the 2008 Incentive Plan is attached to this proxy statement as Exhibit A, and you should refer to the 2008 Incentive Plan for details regarding the awards that may be made thereunder.

Restricted Units.  Restricted common units are common units granted under the 2008 Incentive Plan that are subject to forfeiture provisions and restrictions on transferability during the restricted period established by the Compensation Committee of our board of directors. The 2008 Incentive Plan provides for certain automatic grants of restricted units to the members of our board of directors.

Phantom Units.  Phantom common units are notional common units that can be granted under the 2008 Incentive Plan which, upon vesting, would entitle the holders to receive common units or an amount of cash equal to the fair market value of a common unit, as determined by the Compensation Committee in its discretion. Participants who receive phantom common units under the 2008 Incentive Plan will not have voting rights or rights to receive distributions made by us until the phantom common units become vested. However, as described below, a contingent right to receive an amount of cash equal to any cash distributions made on the underlying common units could also be granted in tandem with the phantom common units.

Common Unit Options.  Common unit options are rights to purchase common units at a specified price. Common unit options may have such terms and conditions as our Compensation Committee determines.

Distribution Equivalent Rights.  Distribution equivalent rights, or DERs, are rights to receive all or a portion of the distributions otherwise payable on common units during a specified time. DERs may be granted in tandem with a specific phantom unit award.

Unit Distribution Rights.  Unit distribution rights, or UDRs, are distributions made by the Partnership with respect to a restricted unit.

Common Unit Appreciation Rights.  Common unit appreciation rights, or UARs, are contingent rights to receive the excess of the fair market value of a common unit on the vesting date over the grant price established for such common unit appreciation right. Such excess may be paid in cash and/or in common units as determined by the Compensation Committee in its discretion.

Common Unit Awards.  Common unit awards are common units granted under the 2008 Incentive Plan that are not subject to forfeiture provisions.

Other Unit-Based Awards.  Other unit-based awards are awards that can be granted under the 2008 Incentive Plan that are denominated or payable in, valued in or otherwise based on or related to common units, in whole or in part. The Compensation Committee determines the terms and conditions of other unit-based awards. Upon vesting, an other unit-based award may be paid in cash, common units (including restricted units) or any combination thereof as provided in the award agreement.

Administration.  The 2008 Incentive Plan is governed by the Compensation Committee of our board of directors, whose significant powers include, but are not limited to, (i) designating participants in the plan; (ii) determining the type of equity award and the number of common units to be covered by any equity award; (iii) determining the terms and conditions, including vesting conditions, of any equity award; (iv) determining, whether, to what extent, and under what circumstances participants may settle, exercise, cancel or forfeit any equity award; (v) interpreting and administering the 2008 Incentive Plan and any instrument or agreement relating to an award made thereunder; and (vi) establishing, amending, suspending, or waiving such rules and regulations and appointing such agents as it shall deem appropriate for the proper administration of the 2008 Incentive Plan. Subject to applicable law and any other limitations as the Compensation Committee may impose, the Compensation Committee, in its sole discretion, may delegate its powers and duties under the plan to the Chief Executive Officer of the Company or the General Partner. Notwithstanding the foregoing, the Chief Executive Officer may not grant awards to, or take any action with respect to any award previously granted to, a person who is an officer subject to Rule 16b-3 or any member of our Board of Directors. Subject to adjustment as provided in the plan, the number of common units that may be awarded to participants is 5,000,000. To the extent an award is forfeited or otherwise terminates or is cancelled without delivery of common units, the common units subject to such award shall again become available for grant to the extent of the forfeiture, cancellation or termination. In addition, common units withheld to satisfy tax withholding obligations will not be considered to have been delivered to participants and will again become available for awards. The common units to be delivered pursuant to an award under this plan shall consist of common units newly issued by the Partnership, common units acquired in the open market, from our affiliates or from any other person, or any combination of the foregoing, as determined by the Compensation Committee in its discretion.

Eligibility.  Any member of our board of directors or employee of the Partnership, the Company, the General Partner, a subsidiary or any of their affiliates are eligible to be designated as a participant in the plan by the Compensation Committee. Awards under the plan may be granted alone or in addition to, in tandem with, or in substitution for any other award granted under the 2008 Incentive Plan or awards granted under any other plan of the Partnership or any of its affiliates. Awards granted in addition to or in tandem with other option awards under the 2008 Incentive Plan or awards granted under any other plan of the Partnership or any of its affiliates may be granted either at the same time as or at a different time from the grant of such other awards.

Awards.  The exercise price per common unit purchasable under an option or subject to a UAR awarded to participants is determined by the Compensation Committee (at its discretion) at the date of grant and may be no less than the fair market value of the common units subject to the option award or UAR as of the date of grant. The Compensation Committee determines the exercise terms and the restricted period with respect to an option or UAR grant, which may include, without limitation, a provision for accelerated vesting upon death or disability of the participant, the achievement of specified performance goals or such other events as the Compensation Committee may provide, and the method or methods by which any payment of the exercise price with respect to an option may be made or deemed to have been made, which may include cash, withholding units from the award, or cashless-broker transactions or other acceptable forms of payment. Awards may be granted to participants under the 2008 Incentive Plan for such consideration, including services, as the Compensation Committee shall determine. In addition, to the extent provided by the Compensation Committee, any restricted unit award or phantom unit award may include a contingent right to receive an amount in cash equal to any cash distributions made by us with respect to the underlying common units during the period the award is outstanding. Notwithstanding anything in the plan or any award grant agreement to the contrary, delivery of common units pursuant to the exercise or vesting of an award may be deferred for any period during which, in the good faith determination of the Compensation Committee, the Partnership is not reasonably able to obtain common units to deliver pursuant to such award without violating applicable law or NYSE rules. No common units may be delivered pursuant to the 2008 Incentive Plan until we have received full payment of any amount required to be paid pursuant to the plan or pursuant to the award grant agreement.

The specific individuals who will be granted awards under the 2008 Incentive Plan and the type and amount of any such awards will be based on the discretion of the Compensation Committee, subject to annual limits on the maximum awards that may be awarded to any individual as described above. Accordingly, future awards to be received by or allocated to particular individuals under the 2008 Incentive Plan are not presently determinable.

Amendments.  The 2008 Incentive Plan may be amended or terminated at any time by our board of directors or the Compensation Committee without the consent of any participant or unitholder, including an amendment to increase the number of common units available for awards under the plan; however, under NYSE rules, any material amendment, such as a change in the types of awards available under the plan, would also require the approval of the unitholders.

Term.  The 2008 Incentive Plan is effective until the tenth anniversary of the date unitholders approve the 2008 Incentive Plan or, if earlier, at the time that all available common units under the 2008 Incentive Plan have been paid to participants or the time of termination of the plan by our board of directors.

Tax Effects of Awards Under the 2008 Incentive Plan

No federal income tax is imposed on the optionee upon the grant of an option to purchase common units under the 2008 Incentive Plan. Generally, upon the exercise of such option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the common units on the date of exercise over the option price paid for the common units. Upon the sale of the common units acquired by the exercise of an option, assuming the participant holds the common units as a capital asset, the participant generally will have capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time during which the participant held the common units after exercising the option and prior to the sale of such common units. The participant’s adjusted tax basis in the common units will be the purchase price plus the amount of ordinary income recognized by the participant at the time of exercise of the option, adjusted for intervening partnership gains, losses and distributions.

The recipient of a restricted unit award will not recognize income at the time of the award, assuming the restrictions applicable to such award constitute a substantial risk of forfeiture for federal income tax purposes and the recipient does not make an election to include the value of the common units in his current income under Section 83(b) of the Internal Revenue Code (an “83(b) election”). If the recipient of a restricted unit award makes an 83(b) election, the recipient will recognize ordinary income equal to the fair market value of the common units on the date the award is granted. If the recipient does not make an 83(b) election with respect to the restricted unit award, then, when the applicable forfeiture restrictions lapse with respect to the award, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the common units on the date the forfeiture restrictions lapse. Upon the sale of the common units acquired by the settlement of a restricted unit award, assuming the participant holds the common units as a capital asset, the participant generally will have capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time during which the participant held the common units after the settlement of the restricted unit award and prior to the sale of such common units. The participant’s adjusted tax basis in the common units will be the amount of ordinary income recognized by the participant at the time of settlement of the restricted unit award, adjusted for intervening partnership gains, losses and distributions.

The recipient of a phantom unit award will not recognize income at the time of the award, but, upon the lapse of applicable forfeiture restrictions, will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the underlying common units on the date of payment of the vested phantom unit. In the event that a phantom unit award is settled in common units, then, upon the sale of the common units acquired by the settlement of a phantom unit award, assuming the participant holds the common units as a capital asset, the participant generally will have capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time during which the participant held the common units after the settlement of the phantom unit award and prior to the sale of such common units. The participant’s adjusted tax basis in the common units will be the amount of ordinary income recognized by the participant at the time of payment of the vested phantom unit award, adjusted for intervening partnership gains, losses and distributions.

The recipient of a common unit appreciation right award will not recognize income at the time of the award, but, upon the exercise of the common unit appreciation right, will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying common units at the date of exercise over the purchase price for such common unit appreciation right. In the event that a common unit appreciation right award is settled in common units, then, upon the sale of the common units acquired by the exercise of a common unit appreciation right award, assuming the participant holds the common units as a capital asset, the participant generally will have capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time during which the participant held the common units after the settlement of the common unit appreciation right award and prior to the sale of such common units. The participant’s adjusted tax basis in the common units will be the purchase price plus the amount of ordinary income recognized by the participant at the time of exercise of the common unit appreciation right, adjusted for intervening partnership gains, losses and distributions.

The recipient of a common unit award will recognize income at the time of the award in an amount equal to the fair market value of the common units on the date of grant. Upon the sale of the common units acquired by the grant of the common unit award, assuming the participant holds the common units as a capital asset, the participant generally will have capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time during which the participant held the common units after receiving the common unit award and prior to the sale of such common units. The participant’s adjusted tax basis in the common units is the amount of ordinary income recognized by the participant at the date of grant, adjusted for intervening partnership gains, losses and distributions.

The recipient of any other unit-based award will not recognize income at the time of the award, but, upon the lapse of applicable forfeiture restrictions, will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying common units on the date the forfeiture restrictions lapse over the purchase price for such other unit-based award, if any. In the event that an other unit-based award is settled in common units, then, upon the sale of the common units acquired by the settlement of an other unit-based award, assuming the participant holds the common units as a capital asset, the participant generally will have capital gain or loss, which may which may be short- or long-term capital gain or loss depending upon the length of time during which the participant held the common units after the settlement of the other unit-based award and prior to the sale of such common units. The participant’s adjusted tax basis in the common units will be the purchase price, if any, plus the amount of ordinary income recognized by the participant at the time of settlement of the other unit-based award, adjusted for intervening partnership gains, losses and distributions.

Since our partnership is not a taxable entity, all direct payments made by us to participants and reimbursements made by us to the Company with respect to awards under the 2008 Incentive Plan are treated as deductions that are allocated among the partners of our partnership in accordance with the partnership agreement.

Effect of American Jobs Protection Act of 2004

On October 22, 2004, the American Jobs Creation Act of 2004 (H.R. 4520) added a new Section 409A to the Internal Revenue Code. Section 409A will generally provide that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with the new Section 409A will be increased by an interest component as specified by statute, and the amount included in income will also be subject to an additional 20% tax. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the additional 20% tax.

Section 409A will be broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may apply to certain awards under the 2008 Incentive Plan. For example, phantom common units, common unit appreciation rights and common unit options may be classified as deferred compensation for this purpose.

New Plan Benefits

No common units have been issued through the date of this proxy statement under the 2008 Incentive Plan. The number of such common units to be issued under the 2008 Incentive Plan to the individuals or groups of individuals eligible to receive awards under the 2008 Incentive Plan, and the net values to be realized upon such issuances, are not determinable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE
2008 INCENTIVE PLAN PROPOSAL

Employees of the Partnership, the Company, the General Partner, a subsidiary or any of their affiliates, and the members of our board of directors will be eligible to receive awards under the 2008 Incentive Plan if it is approved. Accordingly, the members of our board of directors and the executive officers of the Company have a substantial interest in the passage of the 2008 Incentive Plan Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED UNITHOLDER MATTERS

Equity Compensation Plan Information

At the time of our initial public offering, the equity owners of our General Partner adopted a Restricted Unit Plan, amended and restated as of February 4, 2002 as the Partnership’s Second Amended and Restated Restricted Unit Plan (the “Restricted Unit Plan”), which provided for the awarding of common units to key employees. At the June 23, 2004 special meeting of our common unitholders, common unitholders approved our 2004 Plan, which provides for awards of common units and other rights to our employees, officers and directors and the Restricted Unit Plan was terminated except for our future obligation to issue common units that have not previously vested.

The following table sets forth in tabular format, a summary of our equity plan information as of October 1, 2008:

				Number of Securities
				Remaining Available for
	Number of Securities to	Weighted-Average		Future Issuance Under
	be Issued Upon Exercise	Exercise Price of		Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,		(Excluding Securities
	Warrants and Rights	Warrants and Rights		Reflected in Column(a))
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by unitholders:
Restricted Unit Plan	1,610	$61,583	(1)	—
2004 Plan	834,995	31,938,558	(1)	581,125
Equity compensation plans not approved by unitholders:	—	—		—

Total	836,605	$32,000,141		581,125

(1)	Valued as of October 1, 2008. Actual exercise price may differ depending on the common unit price on the date such units vest.

The following table sets forth certain information as of October 1, 2008, regarding the beneficial ownership of our securities by certain beneficial owners, all directors and named executive officers of the General Partner of our General Partner, each of the named executive officers and all directors and named executive officers of the General Partner of our General Partner as a group, of our Common Units and Class E Units. The General Partner knows of no other person not disclosed herein who beneficially owns more than 5% of our Common Units.

Energy Transfer Partners, L.P. Units

Title of Class	Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Percent of Class

Common Units	Kelcy L. Warren(3)	18,500	*
	Mackie McCrea(3)	24,249	*
	Martin Salinas	—	*
	Jerry J. Langdon	—	*
	Thomas P. Mason	—	*
	Ray C. Davis(3)	53,160	*
	Bill W. Byrne	160,936	*
	David R. Albin(4)	—	*
	Kenneth A. Hersh(4)	—	*
	Paul E. Glaske	71,505	*
	Michael K. Grimm	7,028	*
	John D. Harkey, Jr.	1,852	*
	K. Rick Turner(4)	10,622	*
	Ted Collins, Jr.	99,962	*
	John W. McReynolds	17,977	*
	All Directors and Named Executive Officers as a Group (15 persons)	477,642	*
	Energy Transfer Equity, L.P.(5)	62,500,797	41.173%
Class E Units	Heritage Holdings, Inc.(6)	8,853,832	100%

*	Less than one percent (1%)

(1)	The address for Mr. Warren is 3738 Oak Lawn Avenue, Dallas, Texas 75219. The address for Heritage Holdings is 8801 S. Yale Avenue, Suite 310, Tulsa, Oklahoma 74137. The address for Messrs. Albin and Hersh is 125 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062. The address for Mr. McCrea and Mr. Salinas is 800 E. Sonterra Blvd., San Antonio, Texas 78258. The address for ETE and Mr. McReynolds is 3738 Oak Lawn Avenue, Dallas, Texas 75219. The address for Mr. Davis is 5950 Sherry Lane, Suite 550, Dallas, Texas 75225. The address for Messrs. Byrne, Grimm, Collins, Glaske, Harkey, and Turner is 3738 Oak Lawn Avenue, Dallas, Texas 75219.

(2)	Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Securities Exchange Act of 1934. Under that rule, a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof (“Voting Power”) or to dispose or direct the disposition thereof (“Investment Power”) or has the right to acquire either of those powers within sixty (60) days.

(3)	Due to the ownership by Messrs. Warren, McCrea and Davis of interests in Energy Transfer Equity, L.P. (“ETE”), they may be deemed to beneficially own the limited partnership interests held by ETE, to the extent of their respective interests therein. Any such deemed ownership is not reflected in the table.

(4)	Each of Messrs. Albin, Hersh, and Turner are representatives of or owners in entities owning interests in ETE and may be deemed to beneficially own the limited partnership interest held by ETE though any such deemed ownership is not depicted in the table.

(5)	Energy Transfer Equity, L.P. (“ETE”) owns all of the member interests of Energy Transfer Partners, L.L.C. and all of the Class A limited partner interests and Class B limited partner interests in Energy Transfer Partners GP, L.P. Energy Transfer Partners, L.L.C. is the General Partner of Energy Transfer Partners GP, L.P. with a .01% General Partner interest. LE GP, LLC, the General Partner of ETE may be deemed to beneficially own the Common Units owned of record by ETE. The sole members of LE GP, LLC include Ray C. Davis, Kelcy L. Warren, Natural Gas Partners VI, L.P. (the “NGP Fund”) and Enterprise GP Holdings, L.P. G.F.W. Energy VI L.P. is the sole General Partner of the NGP Fund and G.F.W. VI, L.L.C. is the sole General Partner of G.F.W. Energy VI L.P. Messrs. Hersh and Albin, who constitute a majority of the members of G.F.W. VI, L.L.C., may also be deemed to share power to vote or to direct the vote and to dispose or to direct the disposition of the Common Units held by ETE.

(6)	Energy Transfer Partners, L.P. indirectly owns 100% of the common stock of Heritage Holdings, Inc.

EXECUTIVE COMPENSATION

Overview

As a limited partnership, we are managed by our general partner, Energy Transfer Partners GP, L.P. (“ETP GP”), which in turn is managed by its general partner, Energy Transfer Partners, L.L.C., which we refer to herein as “our General Partner”. Energy Transfer Equity, L.P. (“ETE”), a publicly-traded limited partnership, currently owns 100% of our General Partner and approximately 41% of our outstanding units. All of our employees are employed by and receive employee benefits from our subsidiary operating partnerships.

Compensation Discussion and Analysis

Named Executive Officers

We do not have officers or directors. Instead, we are managed by the board of directors of our General Partner, and the executive officers of our General Partner perform all of our management functions. As a result, the executive officers of our General Partner are essentially our executive officers, and their compensation is administered by our General Partner. This Compensation Discussion and Analysis is, therefore, focused on the total compensation of the executive officers of our General Partner as set forth below. The executive officers we refer to in this discussion as our “named executive officers” are the following officers of our General Partner:

•	Kelcy L. Warren, Chief Executive Officer;

•	Mackie McCrea, President and Chief Operating Officer;

•	Jerry J. Langdon, Chief Administrative Officer; and

•	Thomas P. Mason, Vice President, General Counsel and Secretary.

In addition, the following individuals were “named executive officers” for the year ended August 31, 2007 but were no longer executive officers as of September 30, 2008:

•	Brian J. Jennings, former Chief Financial Officer; and

•	R.C. Mills, former President — Propane.

In addition to the named executive officers identified above, the following individuals were executive officers of our General Partner during the year ended August 31, 2007 but were no longer executive officers as of August 31, 2007:

•	Ray C. Davis, former Co-Chief Executive Officer; and

•	H. Michael Krimbill, former President and Chief Financial Officer.

Our General Partner’s Philosophy for Compensation of Executives

In general, our General Partner’s philosophy for executive compensation is based on the premise that a significant portion of the executive’s compensation should be incentive-based and that the base salary levels should be competitive in the marketplace for executive talent and abilities. Our General Partner also believes the incentives should be competitive in the market place and balanced between short and long-term performance. Our General Partner believes this balance is achieved by the payment of annual cash bonuses based on the achievement of financial performance objectives for a fiscal year set at the beginning of such fiscal year, and the annual grant of restricted unit awards under our 2004 Plan which is intended to provide a longer term incentive to our key employees to focus their efforts to increase the market price of our publicly traded units and to increase the cash distribution we pay to our Unitholders. Under the 2004 Plan, we have generally issued restricted unit awards that vest over a three-year period based on the achievement of annual performance objectives relating to the total return of our units (defined as the appreciation in market price for our units plus total amount of cash distributions for our fiscal year) as compared to the total return of a peer group of other publicly traded limited partnerships determined by the compensation committee of our General Partner (“Compensation Committee”). Our General Partner believes that these incentive arrangements are important in attracting and retaining our executives and key employees as well as motivating these individuals to achieve our business objectives. The incentive-based compensation also reflects the importance of aligning the interests of the executive officers with those of our Unitholders.

While we are responsible for the direct payment of the compensation of our named executive officers as employees of us, we do not participate or have any input in any decisions as to the compensation policies of our General Partner or the compensation levels of the executive officers of our General Partner. As discussed below, we do not have a compensation committee. The compensation committee of the board of directors of our General Partner (the “Compensation Committee”) is responsible for the approval of the compensation policies and the compensation levels of these executive officers. We directly incur the payment to these executive officers in lieu of receiving an allocation of overhead related to executive compensation from our General Partner. For the year ended August 31, 2007, we paid 100% of the compensation of the executive officers of our General Partner as we represent the only business managed by our General Partner.

Our General Partner is ultimately controlled by the general partner of Energy Transfer Equity, L.P., which general partner entity is partially-owned by certain of our current and prior named executive officers. We pay quarterly distributions to our General Partner in accordance with our partnership agreement with respect to its ownership of a 2% general partner interest and the incentive distribution rights specified in our partnership agreement. The amount of each quarterly distribution that we must pay to our General Partner is based solely on the provisions of our partnership agreement, which agreement specifies the amount of cash we distribute to our General Partner based on the amount of cash that we distribute to our limited partners each quarter. Accordingly, the cash distributions we make to our General Partner bear no relationship to the level or components of compensation of our General Partner’s executive officers. Our General Partner’s distribution rights are described in detail in Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended August 31, 2007. Our named executive officers also own directly and indirectly certain of our limited partner interests and, accordingly, receive quarterly distributions. Such per unit distributions equal the per unit distributions made to all our limited partners and bear no relationship to the level of compensation of the named executive officers.

Compensation Committee

We are a limited partnership and our units are listed on the New York Stock Exchange, or NYSE. Although the rules of the NYSE do not require publicly traded limited partnerships to have a compensation committee, the board of directors of our General Partner has established a Compensation Committee that is composed of three directors of our General Partner. The members of the Compensation Committee are Mr. Michael K. Grimm, Mr. Bill W. Byrne and Mr. Ray C. Davis. Our General Partner has determined that Messrs. Grimm and Byrne are “independent” (as that term is defined in the applicable NYSE rules and Rule 10A-3 of the Exchange Act).

The Compensation Committee’s responsibilities include, among other duties, the following:

•	annually review and approve goals and objectives relevant to compensation of the Chief Executive Officer, or the CEO;

•	annually evaluate the CEO’s performance in light of these goals and objectives, and make recommendations to the board of directors of our General Partner with respect to the CEO’s compensation levels based on this evaluation;

•	based on input from, and discussion with, the CEO, make recommendations to the board of directors of our General Partner with respect to non-CEO executive officer compensation, including incentive compensation and compensation under equity based plans;

•	make determinations with respect to the grant of equity-based awards to executive officers under the 2004 Plan;

•	periodically evaluate the terms and administration of ETP’s short-term and long-term incentive plans to assure that they are structured and administered in a manner consistent with ETP’s goals and objectives;

•	periodically evaluate incentive compensation and equity-related plans and consider amendments if appropriate;

•	periodically evaluate the compensation of the directors;

•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation; and

•	perform other duties as deemed appropriate by the board of directors of our General Partner.

Compensation Philosophy

Our compensation program is structured to provide the following benefits:

•	attract, retain and reward talented executive officers and key management employees, by providing total compensation competitive with that of other executive officers and key management employees employed by publicly traded limited partnerships of similar size and in similar lines of business;

•	motivate executive officers and key employees to achieve strong financial and operational performance;

•	emphasize performance-based compensation; and

•	reward individual performance.

Methodology

The Compensation Committee considers relevant data available to it to assess the competitive position with respect to base salary, annual short-term incentives and long-term incentive compensation for our executive officers. The Compensation Committee also considers individual performance, levels of responsibility, skills and experience.

Components of Executive Compensation

For the year ended August 31, 2007, the compensation paid to our named executive officers consisted of the following components:

•	annual base salary;

•	non-equity incentive plan compensation consisting solely of discretionary cash bonuses;

•	vesting of previously issued equity-based unit awards issued pursuant to our 2004 Plan;

•	compensation resulting from the vesting of equity issuances made by an affiliate; and

•	401(k) contributions.

Base Salary.  As discussed above, the base salaries of our named executive officers for the fiscal year ended August 31, 2007 were determined by the board of directors of our General Partner based on recommendations from the Compensation Committee which took into account the recommendations of Mr. Warren and Mr. Davis, the then-current Co-Chief Executive Officers of our General Partner. For fiscal year 2008, the Compensation Committee has engaged a consultant to assist in the determination of compensation levels.

Annual Bonus.  In addition to base salary, we award our named executive officers discretionary annual cash bonuses that are paid in a lump sum following the end of the fiscal year. The annual bonuses are awarded based upon our achievement of financial performance objectives during the year for which the bonuses are awarded and in part upon the contribution of each individual to our profitability and success during the year for which the bonuses are awarded. The Compensation Committee considers the recommendation of management in determining the financial performance objectives for a particular fiscal year and the aggregate amount of cash bonuses to be paid to the executives and key employees based on satisfying these performance objectives at specified levels. The CEO makes the determinations, based on recommendations from other executives and key employees in charge of specific business units, as to the specific bonus amounts for each participant in this bonus plan. The Compensation Committee alone determines the annual cash bonus amounts for our Chief Executive Officer and our other named executive officers except for those executives who participate in the annual bonus plan (specifically, Mackie McCrea and R.C. Mills).

Equity Awards.  Our 2004 Plan authorizes the Compensation Committee, in its discretion, to grant awards of restricted units, unit options and other rights related to our units at such times and upon such terms and conditions as it may determine in accordance with the 2004 Plan. The Compensation Committee determined and/or approved the number of unit grants awarded to our named executive officers and also the vesting structure of those unit awards under our 2004 Plan. A description of the unit awards and related vesting structure is contained in the Unit Awards Table below. To date, the only awards under the 2004 Plan have consisted of restricted unit awards. All of the awards of restricted units granted to the named executive officers under our 2004 Plan have required the achievement of performance objectives such that up to one-third of the total number of units subject to an award will vest each year based on the level of achievement of the performance objectives for such year, with 100% of such one-third vesting if the total return for our units for such year is in the top quartile as compared to a peer group of energy-related publicly traded limited partnerships determined by the Compensation Committee, 65% of such one-third vesting if the total return of our units for such year is in the second quartile as compared to such peer group companies, and 25% of such one-third vesting if the total return of our units for such year is in the third quartile as compared to such peer group companies. Total return is defined as the sum of the per unit price appreciation in the market price of our units for the year plus the aggregate per unit cash distributions received for the year. For fiscal 2007, the peer group used to make the total return comparison consisted of Suburban Propane Partners L.P., Plains All-American Pipeline L.P., NuStar Energy L.P., Sunoco Logistics Partners L.P., Magellan Midstream Partners L.P., AmeriGas Partners L.P., ONEOK Partners L.P., Buckeye Partners L.P., Kinder Morgan Energy Partners L.P., Enterprise Product Partners L.P., Teppco Partners L.P., Enbridge Energy Partners L.P. and Ferrellgas Partners L.P. No distributions are made on the unit awards prior to vesting. The vesting of these awards is also subject to continued employment with us or our General Partner as of the end of each applicable year. Each of Messrs. Warren, McCrea, Mills, Davis and Krimbill have received unit awards under the 2004 Plan, a portion of which vested during our 2007 fiscal year.

On October 2, 2007 the Compensation Committee of our General Partner determined that based on our performance for the year ended August 31, 2007, of the employee awards scheduled to vest on September 1, 2007, 25% of the awards vested and 75% of the awards were forfeited. The Compensation Committee of our General Partner also approved a special one-time grant of the number of awards that were forfeited. Such awards are not subject to performance objectives but are subject only to continued employment with us through the first anniversary of the grant date of October 2, 2007. These Compensation Committee actions affected all employee awards, including awards granted to executive officers.

The issuance of Common Units pursuant to the 2004 Plan is intended to serve as a means of incentive compensation, therefore, no consideration will be payable by the plan participants upon vesting and issuance of the Common Units.

Compensation expense is measured as the grant date market value of our units, reduced by the present value of the distributions that will not be received during the vesting period. We assumed a weighted average risk-free interest rate of 4.45%, for the year ended August 31, 2007 in estimating the present value of the future cash flows of the distributions during the vesting period on the measurement date of each employee grant. For the employee awards outstanding during the year ended August 31, 2007, the grant-date average per unit cash distributions were estimated to be $5.50. Upon vesting, ETP Common Units are issued.

The unit awards under our 2004 Plan generally require the continued employment of the recipient during the vesting period. The Compensation Committee has in the past and may in the future, but is not required to, accelerate the vesting of unvested unit awards in the event of the termination or retirement of an executive officer. During the year ended August 31, 2007, the Compensation Committee did not accelerate the vesting of any unvested unit awards under the 2004 Plan granted to Mr. Davis at the time of his retirement as Co-Chief Executive Officer of our General Partner.

Affiliate Equity Awards.  During our year ended August 31, 2007, certain of our named executive officers received an award from a partnership, the general partner of which is owned and controlled by the President of the general partner of ETE, which awards granted these named executive officers certain rights related to units of ETE previously issued by ETE to the President of the general partner of ETE. These rights include the economic benefits of ownership of these units based on a 5-year vesting schedule whereby the recipient will vest in the units at a rate of 20% per year. These awards were, and any future awards will be, made at the discretion of the President of the general partner of ETE and we have no input in any such decision. Neither we nor ETE pay any of the costs related to such awards. Based on generally accepted accounting principles covering related party transactions and unit-based compensation arrangements, we are recognizing non-cash compensation expense over the vesting period based on the grant date per unit market value of the ETE units awarded the ETP employees assuming no forfeitures. Awards granted for the year ended August 31, 2007 result in a total non-cash compensation expense of approximately $23.5 million to be recognized over the related vesting period. As these units were outstanding prior to these awards, the awards do not represent an increase in the number of outstanding units of either ETP or ETE and are not dilutive to cash distributions per unit with respect to either ETP or ETE. The recipients of the awards and the amount of non-cash compensation expense recognized during fiscal year 2007 and to be recognized in future periods related to these awards are as follows:

Year Ended August 31,	Brian J. Jennings	Jerry J. Langdon	Thomas P. Mason	Total

2007	$2,387,910	$324,614	$2,478,593	$5,191,117
2008	3,730,020	1,805,517	2,969,016	8,504,553
2009	2,161,321	1,023,600	1,716,843	4,901,764
2010	1,289,820	620,795	1,008,471	2,919,086
2011	679,770	348,310	507,754	1,535,834
2012	209,160	142,167	119,323	470,650

Qualified Retirement Plan Benefits.  We have established a defined contribution 401(k) plan which covers substantially all of our employees including our named executive officers. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Employees who have completed one hour of service and have attained 21 years of age are eligible to participate. Employees may elect to defer up to 100% of defined eligible compensation after applicable taxes, as limited under the Code. We may contribute to the plan on behalf of our employees under a discretionary matching or a discretionary profit sharing arrangement, both of which are based on a percentage of compensation. Employee salary deferrals are always 100% vested. Employer contributions vest upon completion of one year of service. For the year ended August 31, 2007, the Compensation Committee approved an employer matching contribution of up to six percent.

Health and Welfare Benefits.  All full-time employees, including our executive officers, may participate in our health and welfare benefit programs including medical coverage and disability insurance.

Termination Benefits.  Our named executive officers do not have any employment agreements that call for payments of termination or severance benefits or that provide for any payments in the event of a change in control of our General Partner. Our 2004 Plan provides for immediate vesting of all unvested unit awards in the event of a change in control. A change of control as defined under our 2004 Plan means any of (i) the date on which Energy Transfer Partners GP, L.P. ceases to be the general partner of the Partnership; (ii) the date that ETE ceases to own, directly or indirectly through wholly-owned subsidiaries, in the aggregate at least 51% of the capital stock or equity interests of Energy Transfer Partners GP, L.P.; (iii) the sale of all or substantially all of ETP’s assets (other than to any Affiliate of ETE); or (iv) a liquidation or dissolution of ETP. No such accelerated vesting occurred during fiscal year 2007.

Deferred Compensation Arrangements.  We do not have any deferred compensation arrangements or defined benefit pension plans or other post retirement benefits for our named executive officers. Our named executive officers also do not receive any payments that would represent a perquisite.

Director Compensation

The Compensation Committee periodically reviews and makes recommendations regarding the compensation of the directors of our General Partner. On October 17, 2006, the Compensation Committee recommended, following its receipt and review of an independent third-party compensation study, and the Board of Directors approved, an amendment to the 2004 Plan to provide that annual grants of ETP Common Units to non-employee directors of our General Partner will be equal to $25,000 divided by the fair market value of Common Units on that date. All other annual director’s grants will be measured at September 1 of each year.

Tax and Accounting Implications of Equity-Based Compensation Arrangements

Deductibility of Executive Compensation

We are a limited partnership and not a corporation for U.S. federal income tax purposes. Therefore, we believe that the compensation paid to the named executive officers is generally fully deductible for federal income tax purposes.

Accounting for Unit-Based Compensation

We account for our unit-based compensation arrangements, including equity-based awards issued to certain of our named executive officers by an affiliate (as discussed above), in accordance with the requirements of SFAS No. 123R over the vesting period of the awards, as discussed further in Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the year ended August 31, 2007.

Changes to Our Executive Compensation Program for Fiscal Year 2008

In November 2007, our board of directors approved an amendment to our partnership agreement which changed our fiscal year from a year ending on August 31 to a year ending on December 31. Our overall executive compensation philosophy has remained unchanged for fiscal year 2008, however, certain changes have been made to our executive compensation program since the end of fiscal year 2007. These changes include adjustments to the base salaries of certain of our named executive officers and the adoption of a new midstream cash bonus plan. We also paid cash bonuses and granted unit awards to certain of our named executive officers in fiscal year 2008 for their service in fiscal year 2007, as contemplated by our existing executive compensation philosophy. In addition, we have experienced changes in personnel at the executive management level during fiscal year 2008. The compensation arrangements for these new executives are described below.

Cash Bonuses for Fiscal Year 2007

As we previously reported, on December 1, 2007, the Compensation Committee determined the amount of discretionary bonuses to be paid to five of our named executive officers relating to fiscal year 2007. The payment of annual cash bonuses is based on the achievement of financial performance objectives for a fiscal year set at the beginning of such fiscal year. The following table provides information reflecting these bonus amounts.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Equity	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)	($)	($)(3)	($)

Mackie McCrea	2007	380,769	600,000	150,303	—	—	—	14,481	1,145,553
President and Chief Operating Officer
R.C. Mills	2007	388,482	300,000	93,251	—	—	—	8,162	789,895
Former President — Propane
Brian J. Jennings(4)	2007	189,231	300,000	—	—	—	—	2,387,910	2,877,141
Former Chief Financial Officer
Jerry J. Langdon(5)	2007	53,846	62,500	—	—	—	—	324,614	440,960
Chief Administrative and Compliance Officer
Thomas P. Mason(6)	2007	238,462	291,667	—	—	—	—	2,478,593	3,008,722
Vice President, General Counsel and Secretary

(1)	The bonus amounts for our executive officers shown in this table represent the discretionary bonus paid in December 2007 relating to our fiscal year ended August 31, 2007.

(2)	The amounts in this column reflect the amount of compensation expense recognized in our consolidated financial statements for the year ended August 31, 2007, determined in accordance with SFAS 123(R). The compensation expense for fiscal year 2007 is net of the impact of the cumulative adjustment of prior period compensation expense resulting from the unit forfeiture in 2007 due to the failure to achieve specified performance conditions.

(3)	The amounts in this column include (a) the amount of compensation expense recognized in our consolidated financial statements for the year ended August 31, 2007 related to equity-based awards of units in Energy Transfer Equity, L.P. owned by an affiliate to certain of our named executive officers, as discussed further above and in Note 6 to our consolidated financial statements, and (b) contributions to the 401(k) plan made by us on behalf of the named executive officers.

(4)	Mr. Jennings began employment on March 6, 2007 and resigned effective June 16, 2008.

(5)	Mr. Langdon began employment on July 1, 2007.

(6)	Mr. Mason began employment on February 1, 2007.

Equity Awards for Fiscal Year 2007

On December 5, 2007, based on our performance for fiscal year 2007, the Compensation Committee granted the unit awards reflected in the table below to certain named executive officers. These unit awards are subject to vesting at 20% of the aggregate number of units on each anniversary of the grant date, based on continued employment with us on each such anniversary date.

Common Unit
Awards Granted
for Fiscal
Named Executive Officer	Year 2007

Brian J. Jennings(1)	22,000
Former Chief Financial Officer
Jerry J. Langdon	12,000
Chief Administrative and Compliance Officer
Thomas P. Mason	18,000
Vice President, General Counsel and Secretary
Mackie McCrea	22,000
President and Chief Operating Officer
R.C. Mills(2)	7,000
Former President — Propane

(1)	Mr. Jennings resigned effective June 16, 2008, and his unit awards were forfeited upon his resignation.

(2)	Mr. Mills retired effective May 1, 2008. As of that date, Mr. Mills had 19,917 unvested unit awards remaining from prior grants. Effective upon his retirement, the Compensation Committee accelerated the vesting of 10,583 of those unit awards, while the remaining 9,334 unit awards were forfeited.

Base Salaries for Fiscal Year 2008

For fiscal year 2008, the Compensation Committee made the following adjustments to the base salaries of the following named executive officers for fiscal year 2008:

	Former
	Base		New Base	Percentage
	Salary		Salary	Increase
Named Executive Officer	($)		($)	(%)

Jerry J. Langdon	325,000	(1)	334,750(2)	3.0
Thomas P. Mason	400,000	(3)	420,000(4)	5.0
Mackie McCrea	380,000		500,000(4)	32.0

(1)	Mr. Langdon began employment on July 1, 2007, therefore, he received a prorated amount of his base salary for the months during which he was employed by us in fiscal year 2007.

(2)	Effective July 1, 2008.

(3)	Mr. Mason began employment on February 1, 2007, therefore, he received a prorated amount of his base salary for the months during which he was employed by us in fiscal year 2007.

(4)	Effective August 1, 2008.

Midstream Bonus Plan

On February 27, 2008, we adopted the Energy Transfer Partners, L.P. Midstream Bonus Plan (the “Midstream Bonus Plan”). This plan provides for annual cash awards to eligible employees based on achievement of certain pre-established performance goals during a specified performance period (generally a one-year period commencing on January 1 and concluding on December 31). Eligible employees include the salaried employees of our midstream business segment. Currently, Mr. McCrea, our President and Chief Operating Officer, is the only named executive officer that participates in the Midstream Bonus Plan. The Midstream Bonus Plan is administered by the Compensation Committee. Bonus amounts to be paid pursuant to the Midstream Bonus Plan for fiscal year 2008 have not yet been determined.

Changes in Management

On May 1, 2008, R.C. Mills retired as president of our propane division. As a result of Mr. Mills’ retirement, William G. (Bill) Powers was appointed to succeed Mr. Mills as president of the propane division, effective May 1, 2008. For fiscal year 2008, Mr. Powers will receive an annual salary of $400,000 and a unit award under the 2004 Plan of 20,000 restricted common units, which will vest in 20% increments each year over the next five years based on his continued employment with us.

On June 16, 2008, Brian J. Jennings resigned as Chief Financial Officer. Martin Salinas was appointed as our new Chief Financial Officer, effective June 16, 2008. For fiscal year 2008, Mr. Salinas will receive an annual base salary of $350,000 and will be eligible for a discretionary cash bonus of between 125% and 150% of his base salary. He also received a one-time cash bonus of $14,500. Mr. Salinas continues to be eligible to participate in the 2004 Plan and our other benefit plans on terms consistent with those applicable to our other executive officers.

In addition, pursuant to an equity award agreement between Mr. Salinas and us dated July 22, 2008, Mr. Salinas received 240,000 restricted common units representing limited partner interests of Energy Transfer Equity, L.P. (“ETE”). The ETE common units are subject to vesting at 20% of the aggregate number of ETE common units on each anniversary of July 1, 2008, based on Mr. Salinas’ continued employment with us on each such anniversary date. The unvested portion of the equity award will become 100% vested upon a change of control of us. The agreement also provides that we are obligated to make cash payments to Mr. Salinas in the same amounts and at the same times as the cash distributions ETE makes on a number of ETE common units equal to the unvested portion of Mr. Salinas’ equity award. A partnership controlled by John W. McReynolds, the President of ETE, has entered into an agreement with us pursuant to which this partnership has agreed to satisfy our obligations under the equity award agreement between us and Mr. Salinas.

On June 16, 2008, Mackie McCrea was named President and Chief Operating Officer. Mr. McCrea had previously served as our President of the Midstream Operations. His compensation arrangement did not change except as described under “— Base Salaries for Fiscal Year 2008.”

Report of Compensation Committee

The compensation committee of the board of directors of our General Partner has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with the management of Energy Transfer Partners, L.P. Based on this review and discussion, we have recommended to the board of directors of our General Partner that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors
of Energy Transfer Partners, L.L.C., the general partner
of the Energy Transfer Partners GP, L.P., the general
partner of Energy Transfer Partners, L.P.

Michael K. Grimm
Bill W. Byrne
Ray C. Davis

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

FISCAL YEAR 2007 SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Equity	Option	Plan	Compensation	All Other
			Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)	($)	($)	($)(3)	($)

Kelcy L. Warren(4)	2007	$500,000	$750,000	$209,998	$—	$—	$—	$14,000	$1,473,998
Chief Executive Officer
Mackie McCrea	2007	380,769	500,000	150,303	—	—	—	14,481	1,045,553
President — Midstream
R. C. Mills	2007	388,482	300,000	93,251	—	—	—	8,162	789,895
President — Propane
Brian J. Jennings(5)	2007	189,231	—	—	—	—	—	2,387,910	2,577,141
Chief Financial Officer
Jerry J. Langdon(6)	2007	53,846	—	—	—	—	—	324,614	378,460
Chief Administrative and Compliance Officer
Thomas P. Mason(7)	2007	238,462	—	—	—	—	—	2,478,593	2,717,055
General Counsel and Secretary
Ray C. Davis(8)	2007	498,654	750,000	(126,762)	—	—	—	9,768	1,131,660
Former Co-Chief Executive Officer
H. Michael Krimbill(9)	2007	337,581	700,000	(117,895)	—	—	—	8,705	928,391
Former President and Chief Financial Officer

(1)	The bonus amounts for the executive officers of ETP represent the discretionary bonuses paid in December 2006 for fiscal year 2006. The annual bonus for such executive officers is approved by the Compensation Committee and paid in December of each year. The actual bonus to be paid for fiscal year 2007 has not yet been determined. We have recorded accruals for the total bonus estimated for all officers and employees at August 31, 2007, but at this time have not allocated the total bonus “pool” to individuals.

(2)	The amounts in this column reflect the amount of compensation expense recognized in our consolidated financial statements for the year ended August 31, 2007, determined in accordance with SFAS 123(R). The compensation expense for fiscal year 2007 is net of the impact of the cumulative adjustment of prior period compensation expense resulting from the unit forfeiture in 2007 due to the failure to achieve specified performance conditions.

The negative compensation expense reflected above for Messrs. Davis and Krimbill is due to the reversal of previously recorded compensation expense resulting from the forfeiture of units upon their retirement or resignation. The value of the units forfeited by Mr. Davis upon his retirement was $1,338,120. The value of the units forfeited by Mr. Krimbill upon his resignation was $1,291,966.

(3)	The amounts in this column include (a) the amount of compensation expense recognized in our consolidated financial statements for the year ended August 31, 2007 related to equity-based awards of units in ETE owned by an affiliate to certain of our named executive officers, as discussed further above and in Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended August 31, 2007, and (b) contributions to the 401(k) plan made by ETP on behalf of the named executive officers.

(4)	Mr. Warren has voluntarily determined that (a) his salary subsequent to October 19, 2007 will be reduced to $1.00 per year (plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits) (b) he will not accept a cash bonus related to our 2007 fiscal year and (c) he will no longer accept any equity awards under the Unit Plan.

(5)	Mr. Jennings began employment on March 6, 2007 and resigned on June 16, 2008.

(6)	Mr. Langdon began employment on July 1, 2007.

(7)	Mr. Mason began employment on February 1, 2007.

(8)	Mr. Davis retired on August 15, 2007.

(9)	Mr. Krimbill resigned on January 15, 2007.

FISCAL YEAR 2007 ALL OTHER COMPENSATION TABLE

		Perquisites			Company		Change
		and Other		Life	Contributions	Severance	in Control
		Personal	Tax	Insurance	to Retirement and	Payments/	Payments/	Affiliate
		Benefits	Reimbursements	Premiums	401(k) Plans	Accruals	Accruals	Equity	Total
Name	Year	($)	($)	($)(1)	($)(2)	($)	($)(3)	Awards(4)	($)

Kelcy L. Warren	2007	$—	$—	$—	$14,000	$—	$—	$—	$14,000
Chief Executive Officer
Mackie McCrea	2007	—	—	—	14,481	—		—	14,481
President — Midstream
R. C. Mills	2007	—	—	—	8,162	—	—	—	8,162
President — Propane
Brian J. Jennings	2007	—	—	—	—	—	—	2,387,910	2,387,910
Chief Financial Officer
Jerry J. Langdon	2007	—	—	—	—	—	—	324,614	324,614
Chief Administrative and Compliance Officer
Thomas P. Mason	2007	—	—	—	—	—	—	2,478,593	2,478,593
General Counsel and Secretary
Ray C. Davis	2007	—	—	—	9,768	—	—	—	9,768
Former Co-Chief Executive Officer
H. Michael Krimbill	2007	—	—	—	8,705	—	—	—	8,705
Former President and Chief Financial Officer

(1)	The executive officers’ life insurance premiums are paid by the Partnership on the same basis as all other employees. Since this represents non-discriminatory group life insurance available to all salaried employees, the premiums paid are not included in the table above.

(2)	Messrs. Jennings, Langdon and Mason receive a 401(k) match. However, as of August 31, 2007, none of those executive officers has vested in such contribution match. Vesting in the 401(k) matching contribution occurs upon the completion of one year of service.

(3)	Does not include the value of unvested unit awards under the 2004 Plan that would fully vest upon a change of control as defined in the 2004 Plan, which value was $1,222,940 for Mr. Warren, $975,802 for Mr. McCrea, and $672,201 for Mr. Mills based on the closing unit price per ETP Common Unit on August 31, 2007. Unvested units with an August 31, 2007 valuation of $546,420 for Mr. Warren, $455,298 for Mr. McCrea and $325,250 for Mr. Mills were forfeited on September 1, 2007 due to the failure to achieve performance conditions.

Also does not include the August 31, 2007 value of unvested affiliate equity awards granted to Messrs. Jennings, Langdon and Mason, that would fully vest upon a change of control as defined in the affiliate equity awards, which value was $11,025,000 for Mr. Jennings, $3,675,000 for Mr. Langdon, and $10,106,250 for Mr. Mason, based on the August 31, 2007 closing unit price per ETE Common Unit.

(4)	Consists of the amount accrued for the fiscal year ended August 31, 2007 even though no portion of the affiliate equity awards had vested as of August 31, 2007.

FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS TABLE

All Other
Option Awards:
								All Other	Number of	Exercise or	Grant
		Estimated Future Payouts Under			Estimated Future Payouts Under			Unit Awards:	Securities	Base Price	Date Fair
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Number of	Underlying	of Option	Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Unit
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards(3)

Kelcy L. Warren	11/01/06	$—	$—	$—	—	15,000	15,000	—	—	$—	$406,490
Chief Executive Officer
Mackie McCrea	11/01/06	—	—	—	—	11,000	11,000	—	—	—	298,106
President — Midstream
R. C. Mills	11/01/06	—	—	—	—	7,000	7,000	—	—	—	189,682
President — Propane
Brian J. Jennings	—	—	—	—	—	—	—	—	—	—	—
Chief Financial Officer
Jerry J. Langdon	—	—	—	—	—	—	—	—	—	—	—
Chief Administrative and Compliance Officer
Thomas P. Mason	—	—	—	—	—	—	—	—	—	—	—
General Counsel and Secretary
Ray C. Davis	11/01/06	—	—	—	—	—	—	—	—	—	—
Former Co-Chief Executive Officer(2)
H. Michael Krimbill(1)	11/01/06	—	—	—	—	—	—	—	—	—	—
Former President and Chief Financial Officer

(1)	Mr. Krimbill forfeited 25,335 awards upon his resignation on January 15, 2007 of which 14,000 were granted during fiscal year 2007.

(2)	Mr. Davis forfeited 27,000 awards upon his retirement on August 15, 2007 of which 15,000 were granted during fiscal year 2007.

(3)	We have computed the grant date fair value of unit awards in accordance with SFAS 123(R), as further described above and in Note 6 to our consolidated financial statements.

The amounts above do not include the equity awards granted to certain of ETP’s named executive officers in equity of ETE held by a partnership controlled by Mr. McReynolds. These awards are not plan-based awards, and the final decision on such awards is in the sole discretion of Mr. McReynolds. The amount of compensation expense recognized during fiscal year 2007 and to be recognized in future periods for such awards is detailed above by individual recipient.

FISCAL YEAR 2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

		Option Awards					Stock Awards
				Equity
				Incentive						Equity
				Plan Awards:				Market		Incentive
		Number of	Number of	Number of				Value of		Plan Awards:
		Securities	Securities	Securities				Units	Equity Incentive	Market or
		Underlying	Underlying	Underlying			Number of	That	Plan Awards:	Payout Value
		Unexercised	Unexercised	Unexercised	Option		Units That	Have	Number of	of Units That
		Options	Options	Unearned	Exercise	Option	Have not	not	Units That Have	Have not
	Award	(#)	(#)	Options	Price	Expiration	Vested	Vested	not Vested	Vested
Name	Year	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(1)	(#)(2)	($)(3)

Kelcy L. Warren	2007	—	—	—	$—	—	—	$—	15,000	$780,600
Chief Executive	2006	—	—	—	—	—	—	—	6,000	312,240
Officer	2005	—	—	—	—	—	—	—	6,000	312,240
Mackie McCrea	2007	—	—	—	—	—	—	—	11,000	572,440
President —	2006	—	—	—	—	—	—	—	5,334	277,581
Midstream	2005	—	—	—	—	—	—	—	5,333	277,529
R. C. Mills	2007	—	—	—	—	—	—	—	7,000	364,280
President —	2006	—	—	—	—	—	—	—	4,000	208,160
Propane	2005	—	—	—	—	—	—	—	4,000	208,160
Brian J. Jennings	2007	—	—	—	—	—	—	—	—	—
Chief Financial	2006	—	—	—	—	—	—	—	—	—
Officer	2005	—	—	—	—	—	—	—	—	—
Jerry J. Langdon	2007	—	—	—	—	—	—	—	—	—
Chief Administrative and	2006	—	—	—	—	—	—	—	—	—
Compliance Officer	2005	—	—	—	—	—	—	—	—	—
Thomas P. Mason	2007	—	—	—	—	—	—	—	—	—
General Counsel	2006	—	—	—	—	—	—	—	—	—
and Secretary	2005	—	—	—	—	—	—	—	—	—
Ray C. Davis	2007	—	—	—	—	—	—	—	—	—
Former Co-Chief	2006	—	—	—	—	—	—	—	—	—
Executive Officer	2005	—	—	—	—	—	—	—	—	—
H. Michael Krimbill	2007	—	—	—	—	—	—	—	—	—
Former President	2006	—	—	—	—	—	—	—	—	—
and Chief	2005	—	—	—	—	—	—	—	—	—
Financial Officer

(1)	The amounts above do not include the equity awards granted to certain of ETP’s named executive officers in equity of ETE held by a partnership controlled by Mr. McReynolds. These awards are not plan-based awards, and the final decision on such awards is in the sole discretion of Mr. McReynolds.

(2)	For each named executive in the table, the unvested 2005 awards are scheduled to vest September 1, 2007. The un-vested 2006 awards are scheduled to vest 1/2 on September 1, 2007 and 1/2 on September 1, 2008. The unvested 2007 awards are scheduled to vest 1/3 on September 1, 2007; 1/3 on September 1, 2008; and 1/3 on September 1, 2009. The Compensation Committee of our General Partner determined that performance criteria were not fully achieved as of August 31, 2007 and as a result, 75% of the awards eligible to vest September 1, 2007 were forfeited.

(3)	This market value was computed as the number of unvested awards at August 31, 2007 multiplied by our Common Unit closing per unit market price at August 31, 2007.

FISCAL YEAR 2007 OPTION EXERCISES AND UNITS VESTED TABLE

	Option Awards		Unit Awards
	Number of Units	Value Realized	Number of Units	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Kelcy L. Warren Chief Executive Officer	—	$—	9,000	$523,702
Mackie McCrea President — Midstream	—	—	7,999	465,457
R. C. Mills President — Propane	—	—	6,000	321,043
Brian J. Jennings Chief Financial Officer	—	—	—	—
Jerry J. Langdon Chief Administrative and Compliance Officer	—	—	—	—
Thomas P. Mason General Counsel and Secretary	—	—	—	—
Ray C. Davis Former Co-Chief Executive Officer	—	—	9,000	523,702
H. Michael Krimbill Former President and Chief Financial Officer	—	—	8,499	454,758

(1)	This value represents the amount reported on the officer’s W-2, which value represents approximately 92% of the market value of the units on the date of vesting. The value is discounted due to the restrictions placed on the sale of the units for two years.

Director Compensation, including Unit Grants

As indicated below, we do not have our own board of directors. We are managed by our General Partner. The directors identified below represent the non-employee, independent directors of our General Partner. For convenience purposes, we directly pay the compensation to the directors rather than paying an allocation from our General Partner since we represent only business managed by our General Partner. Mr. Davis is presently a non-employee director (resignation effective August 15, 2007) but he received no fees as a director during fiscal year 2007.

The compensation paid to the non-employee, independent directors of our General Partner is reflected in the following table. The table excludes any board member who is either an employee of our General Partner or is not considered to be independent, specifically Messrs. Warren, Davis, Krimbill, Albin, and Hersh.

FISCAL YEAR 2007 NON-EMPLOYEE, INDEPENDENT DIRECTOR COMPENSATION TABLE

	Fees
	Paid in	Unit	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)

Bill W. Byrne	$68,000	$19,003	$—	$87,003
Paul E. Glaske	66,150	22,207	—	88,357
K. Rick Turner	51,050	28,532	—	79,582
Ted Collins, Jr.	40,000	25,874	—	65,874
John W. McReynolds(1)	—	8,177	—	8,177
Michael Grimm	44,800	33,352	—	78,152
John D. Harkey, Jr.	55,300	33,352	—	88,652

(1)	This relates to unit grants to Mr. McReynolds prior to his employment with ETE.

In fiscal year 2007, non-employee directors of our General Partner received an annual fee of $40,000 plus $1,200 for each committee meeting attended. Additionally, the Chairman of the Audit Committee receives an annual fee of $15,000 and the members of the audit committee receive an annual fee of $10,000. The Chairman of the Compensation Committee receives an annual fee of $7,500 and the members of the compensation committee receive an annual fee of $5,000. Employee directors, including Messrs. Warren, Davis (prior to August 15, 2007) and Krimbill (prior to January 15, 2007), do not receive any fees for service as directors. The total amount of director fees we paid during fiscal year 2007 to the directors of our General Partner was $325,300.

In addition, the non-employee directors participate in our 2004 Plan. Each director who is not also (i) a shareholder or a direct or indirect employee of any parent, or (ii) a direct or indirect employee of ETP LLC, ETP, or a subsidiary (“Director Participant”), who is elected or appointed to the Board for the first time shall automatically receive, on the date of his or her election or appointment, an award of up to 2,000 ETP Common Units (the “Initial Director’s Grant”). Commencing on September 1, 2004 and each September 1 thereafter that this Plan is in effect, each Director Participant who is in office on such September 1, shall automatically receive an award of Units equal to $25,000 ($15,000 prior to October 17, 2006) divided by the fair market value of a Common Units on such date (“Annual Director’s Grant”). Each grant of an award to a Director Participant will vest at the rate of one third per year, beginning on the first anniversary date of the Award; provided however, notwithstanding the foregoing, (i) all awards to a Director Participant shall become fully vested upon a change in control, as defined by the Plan, unless voluntarily waived by such Director Participant, and (ii) all awards which have not yet vested on the date a Director Participant ceases to be a director shall vest on such terms as may be determined by the Compensation Committee. No distributions are paid until the unit awards vest.

Compensation expense is measured on the grant date fair value of our units, reduced by the present value of the distributions that will not be received during the vesting period. We assumed a weighted average risk-free interest rate of 3.80% for the year ended August 31, 2007, in estimating the present value of the future cash flows of the distributions during the vesting period on the measurement date of each director grant. For the director awards granted during the year ended August 31, 2007, the grant-date average per unit cash distributions were estimated to be $4.95.

On September 1, 2007, Annual Director Grants of 2,880 units were awarded and 5,220 director grants vested and Common Units were issued.

On October 17, 2006, the Compensation Committee recommended, following its receipt and review of an independent third-party compensation study, and the Board of Directors approved, an amendment to the 2004 Plan to provide that Annual Director’s Grants shall be equal to $25,000 divided by the fair market value of Common Units on that date. All other Annual Director’s Grants shall be measured at September 1 of each year. On October 17, 2006, 3,240 Annual Director Grants were awarded.

The number of unit awards granted to non-employee, independent directors during fiscal year 2007, units vested and issued during fiscal year 2007, and unvested unit awards held by non-employee directors as of August 31, 2007 is as follows:

			Number of Unvested
	Unit Awards in Fiscal	Units Vested and Issued	Units at August 31,
Name	Year 2007	in Fiscal Year 2007	2007

Bill W. Byrne	540	1,366	1,046
Paul E. Glaske	540	1,699	1,046
K. Rick Turner	540	1,699	2,380
Ted Collins, Jr.	540	1,699	2,380
John W. McReynolds(1)	—	1,563	1,566
Michael Grimm	540	666	1,874
John D. Harkey, Jr.	540	666	1,874

(1)	This relates to unit grants to Mr. McReynolds prior to his employment with ETE.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on December 16, 2008, beginning at 10:00 a.m., Dallas, Texas time at The Warwick Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219.

Purpose

At the special meeting, our unitholders will act upon a proposal to approve the terms of the Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”) which provides for awards of options to purchase our common units, awards of our restricted units, awards of our phantom units, awards of our common units, awards of distribution equivalent rights, or DERs awards of common unit appreciation rights, and other unit-based awards to employees of Energy Transfer Partners, L.P. (the “Partnership”), Energy Transfer Partners GP, L.P., our general partner (the “General Partner”), Energy Transfer Partners, L.L.C., the general partner of the General Partner (the “Company”) and their affiliates, and the members of the board of directors of the Company, which we refer to as our board of directors.

Record Date

Our general partner has fixed the close of business on November 21, 2008 as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. Only holders of record of common units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of such unitholders will be available for inspection in our offices at 3738 Oak Lawn Avenue, Dallas, Texas 75219, during normal business hours upon written demand by any holder of our common units.

Holders Entitled to Vote

All unitholders who owned our common units at the close of business on the record date November 21, 2008, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting.

Each unitholder is entitled to one vote for each common unit owned on all matters to be considered. On October 15, 2008, 151,801,667 common units were issued and outstanding.

Vote Required

Under the New York Stock Exchange Listed Company Manual (“NYSE Manual”), the 2008 Incentive Plan Proposal requires the approval of a majority of the votes cast by our unitholders, provided that the total votes cast on the proposal represent more than 50% of all common units entitled to vote. Votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the proposal, which is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total of our outstanding common units. Once the NYSE Votes Cast requirement is satisfied, the number of votes cast “for” the 2008 Incentive Plan Proposal must represent a majority of the NYSE Votes Cast in respect of such proposal in order to be approved. Thus, broker non-votes can make it difficult to satisfy the NYSE Votes Cast requirement, and abstentions have the effect of a vote against the 2008 Incentive Plan Proposal.

The form of proxy provides unitholders the opportunity to vote on the 2008 Incentive Plan Proposal. However, the 2008 Incentive Plan Proposal will not be effective unless approved by the unitholders.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) FOR the 2008 Incentive Plan Proposal.

Quorum

If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, that will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common units in “street name” indicating that the broker does not have discretionary authority as to certain common units to vote on the proposals (a “broker non-vote”), such common units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Revocation of Proxies

To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or nominee provides to change those instructions.

Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by employees of the general partner, without additional remuneration, by mail, phone, fax or in person. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

Adjournment

We may adjourn the special meeting to another date and/or place for any proper purpose, including, without limitation, for the purpose of soliciting additional proxies if there are not sufficient votes in favor of one or more of the proposals. In addition, our partnership agreement provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

No Unitholder Proposals

Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only our general partner can make a proposal at this meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding common units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”) or the law of any other state in which we are qualified to do business.

Dissenter’s Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the matters to be voted on at the special meeting.

HOUSEHOLDING MATTERS

Unitholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a unitholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact our Investor Relations Department at (214) 981-0700 or write to Investor Relations, Energy Transfer Partners, L.P., 3738 Oak Lawn Avenue, Dallas, Texas, 75219. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a unitholder of record receiving multiple copies of our proxy statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other unitholder of record, you can request additional copies of this proxy statement or request householding by contacting the unitholder of record.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov. Our common units are listed on the New York Stock Exchange under the ticker symbol “ETP”. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Investor Relations Department at (214) 981-0700 or write to us at 3738 Oak Lawn Avenue, Dallas, Texas 75219, Attention: Investor Relations. Our filings are also available on our website at www.energytransfer.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SPECIAL
MEETING TO BE HELD ON DECEMBER 16, 2008

The Notice of Special Meeting of Common Unitholders and the Proxy Statement for the Special Meeting of are available at http://www.energytransfer.com.

EXHIBIT A

FORM OF
2008 LONG-TERM INCENTIVE PLAN

ENERGY TRANSFER PARTNERS, L.P.
2008 LONG-TERM INCENTIVE PLAN

Section 1.  Purpose of the Plan.

The Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “Plan”) has been adopted by Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”). The Plan is intended to promote the interests of the Partnership by providing to Employees and Directors incentive compensation awards based on Units to encourage superior performance. The Plan is also contemplated to enhance the ability of the Partnership and its Affiliates and Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Unit Appreciation Right, Restricted Unit, Phantom Unit, Other Unit-Based Award, or a Unit Award granted under the Plan, and includes any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the Board of Directors or Managers, as the case may be, of the Company.

“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company;

(ii) the members of the Company approve, in one or a series of transactions, a plan of complete liquidation of the Company;

(iii) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company; or

(iv) a Person other than the Company, the General Partner or an Affiliate of the Company or the General Partner becomes the general partner of the Partnership.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, “Change of Control” shall mean a “change of control event” as defined in the regulations and guidance issued under Section 409A.

“Committee” means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Company” means Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of the General Partner.

“DER” means a contingent right, granted in tandem with a specific Phantom Unit, to receive with respect to each Phantom Unit subject to the Award an amount in cash, Units and/or Phantom Units equal in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the board of directors or managers of the Company.

“Disability” means, unless provided otherwise in the Award grant agreement, an illness or injury that lasts at least six continuous months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Board, the Company, the General Partner, the Partnership or an Affiliate of the Company, the General Partner or the Partnership.

“Employee” means an employee of the Partnership, the Company, the General Partner, a Subsidiary or an Affiliate of the Partnership, the Company, the General Partner or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs on the applicable date (or, if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Units are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“General Partner” means Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of the Partnership.

“Option” means an option to purchase Units granted under the Plan.

“Other Unit-Based Award” means an Award granted pursuant to Section 6(d) of the Plan.

“Participant” means an Employee or Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Phantom Unit” means a notional unit granted under the Plan that upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Subsidiary” means any entity (i) in which, at the relevant time, the Partnership, the General Partner or the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such entity, (ii) as to which, at the relevant time, the Partnership, the General Partner or the Company has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors or (iii) as to which at the relevant time, the Partnership, the General Partner or the Company, directly or indirectly, (A) owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by classes of equity interests issued by the general partner or managing member of such entity or

(B) has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors of the general partner or managing member thereof.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a Common Unit of the Partnership.

“Unit Appreciation Right” or “UAR” means a contingent right that entitles the holder to receive all or part of the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price of the UAR. Such excess shall be paid in Units, cash or any combination thereof, in the discretion of the Committee.

“Unit Award” means a grant of a Unit that is not subject to a Restricted Period.

Section 3.  Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in it sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company or the General Partner, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation, all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Partnership, the Company, the General Partner, any Affiliate, any Participant, and any beneficiary of any Award.

Section 4.  Units.

(a) Limits on Units Deliverable.  Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 5,000,000; provided, however, that Units withheld from an Award to either satisfy the Partnership’s or an Affiliate’s tax withholding obligations with respect to the Award or pay the exercise price of an Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Plan. There shall not be any limitation on the number of Awards that may be paid in cash.

(b) Sources of Units Deliverable Under Awards.  Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units newly issued by the Partnership, Units acquired in the open market, from any Affiliate of the Partnership or from any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Anti-dilution Adjustments.  With respect to any “equity restructuring” event that could result in an additional compensation expense to the Partnership pursuant to the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123R”), if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such restructuring event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted after such event. With respect to any other similar event that would not result in a FAS 123R accounting charge if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event.

Section 5.  Eligibility.

Any Employee or Director shall be eligible to be designated a Participant by the Committee and receive an Award under the Plan.

Section 6.  Awards.

(a) Options and UARs.  The Committee shall have the authority to determine the Employees and Directors to whom Options and/or UARs shall be granted, the number of Units to be covered by each Option or UAR, the exercise price therefor, the Restricted Period and other conditions and limitations applicable to the exercise of the Option or UAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.  The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted but may not be less than the Fair Market Value of a Unit as of the date of grant of the Option or UAR.

(ii) Time and Method of Exercise.  The Committee shall determine the exercise terms and the Restricted Period with respect to an Option or UAR grant, which may include, without limitation, (A) a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide, and (B) the method or methods by which payment of the exercise price with respect to an Option may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, withholding Units from the Award, a “cashless-broker” exercise through procedures approved by the Committee, or any combination of the above methods, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures.  Except as otherwise provided in the terms of the Option or UAR grant, upon termination of a Participant’s employment with or consulting services to the Partnership and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all unvested Options and UARs shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options or UARs.

(b) Restricted Units and Phantom Units.  The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units and Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited and such other terms and conditions as the Committee may establish with respect to such Awards which may include, without limitation, a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals of such other events as the Committee may provide.

(i) DERs.  To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be “reinvested” in Restricted Units or additional Phantom Units and be subject to the same or different vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in the Award Agreement, upon a distribution with respect to a Unit, cash equal in value to such distribution shall be paid promptly to the Participant without vesting restrictions with respect to each Phantom Unit then held.

(ii) UDRs.  To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that the distributions made by the Company with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. In addition, the Committee may provide that such distributions be used to acquire additional Restricted Units for the Participant. Such additional Restricted Units may be subject to such vesting and other terms as the Committee may proscribe. Absent such a restriction on the UDRs in the Award Agreement, upon a distribution with respect to the Restricted Unit, such distribution shall be paid promptly to the holder of the Restricted Unit without vesting restrictions.

(iii) Forfeitures.  Except as otherwise provided in the terms of the Restricted Units or Phantom Units grant agreement, upon termination of a Participant’s employment with or consulting services to the Partnership and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units and/or Phantom Units.

(iv) Lapse of Restrictions.

(A) Phantom Units.  Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(B) Restricted Units.  Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(c) Unit Awards.  Unit Awards may be granted under the Plan to such Employees and/or Directors and in such amounts as the Committee, in its discretion, may select.

(d) Other Unit-Based Awards.  Other Unit-Based Awards may be granted under the Plan to such Employees and/or Directors and in such amounts as the Committee, in its discretion, may select. An Other Unit-Based Award shall be an award denominated or payable in, valued in or otherwise based on or related to Units, in whole or in part. The Committee shall determine the terms and conditions of any such Other Unit-Based Award. Upon vesting, an Other Unit-Based Award may be paid in cash, Units (including Restricted Units) or any combination thereof as provided in the Award Agreement.

(e) Director Automatic Grants.

(i) Each Director who is elected or appointed to the Board for the first time after the Plan’s effective date shall automatically receive, on the date of his or her election or appointment, a grant of 2,500 Restricted Units.

(ii) On each January 1 that this Plan continues in effect, each individual who is a Director on such January 1 automatically shall receive a grant of that number of Restricted Units equal to $50,000 divided by the Fair Market Value of a Unit on such date, rounded up to the nearest increment of ten Restricted Units.

(iii) Each grant of Restricted Units to a Director pursuant to clause (i) of Paragraph (e) of this Section 6 and each automatic grant of Restricted Units to a Director pursuant to clause (ii) of Paragraph (e) of this Section 6, and the UDRs with respect thereto, will vest at the rate of 33 1/3% per year, beginning on the first anniversary of the date of the Award; provided, however, notwithstanding the foregoing (1) all such Awards to a Director shall become fully vested upon a Change of Control, unless voluntarily waived by such Director, and (2) all Awards that have not yet vested on the date a Director ceases to be a member of the Board shall be forfeited except to the extent the Committee, in its discretion, determines to vest all or part of such Award.

(iv) In the event that the number of Units available to be awarded under this Plan is insufficient to make all grants to Director as provided for in this Paragraph (e) on the applicable date, all Directors who are entitled to receive an automatic grant of an Award on such date shall share ratably in the number of Units then available for award under this Plan and thereafter shall have no right to receive any additional grants under this Paragraph (e).

(v) Grants made pursuant to this Paragraph (e) shall be subject to all of the terms and conditions of this Plan; however, if there is a conflict between the terms and conditions of this Paragraph (d) and the terms and conditions of any other provision hereof, then the terms and conditions of this Paragraph (e) shall control. The Committee may not exercise any discretion with respect to this Paragraph (e) that would be inconsistent with the intent that this Plan meets the requirements of Rule 16b-3.

(vi) Notwithstanding anything in clauses (i) and (ii) above, the number of Restricted Units automatically granted hereunder shall be reduced by the number of such Unit awards, if any, granted to the Director at the same time pursuant to the Amended and Restated Energy Transfer Partners, L.P. 2004 Unit Plan.

(f) General.

(i) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Partnership or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Partnership or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in Paragraph (C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Partnership or any Affiliate.

(C) To the extent specifically provided by the Committee with respect to an Option or Unit Appreciation Right, an Option or Unit Appreciation Right may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates.  All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants.  Awards may be granted for such consideration, including services, as the Committee shall determine.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration.  Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Partnership is not reasonably able to obtain Units to deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Partnership.

Section 7.  Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan.  Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any Participant, other holder or beneficiary of an Award, or any other Person.

(b) Amendments to Awards.  Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the rights or benefits of a Participant with respect to an Award without the consent of such Participant.

(c) Actions Upon the Occurrence of Certain Events.  Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Company, the General Partner or the Partnership, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

(A) provide for either (i) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Committee without payment) or (ii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(B) provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

(C) make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

(D) provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(E) provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

Notwithstanding the foregoing, with respect to an above event that is an “equity restructuring” event that would be subject to a compensation expense pursuant FAS 123R, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7.

Section 8.  General Provisions.

(a) No Rights to Award.  No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding.  Unless other arrangements have been made that are acceptable to the Committee, the Partnership or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy the withholding obligations for the payment of such taxes.

(c) No Right to Employment or Services.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Partnership or any Affiliate, continue consulting services or to remain on the Board, as applicable. Furthermore, the Partnership or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award agreement or other agreement.

(d) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

(e) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws.  The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Partnership or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Partnership or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Partnership or any participating Affiliate.

(h) No Fractional Units.  No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment.  Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Partnership shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number.  Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

Section 9.  Term of the Plan.

The Plan shall be effective on the date it is approved by the unitholders of the Partnership, if such approval is required by the rules of the principal securities exchange on which the Units are traded or, if such approval is not required, then on the date the Plan is adopted by the General Partner and shall continue until the earliest of (i) the date it is terminated by the Board, (ii) all Units available under the Plan have been paid to Participants, or (iii) the 10th anniversary of the date the Plan is approved as provided above. However, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

ENERGY TRANSFER PARTNERS, L.P. PROXY CARD
For the Special Meeting of Unitholders To Be Held On December 16, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ENERGY TRANSFER PARTNERS, L.L.C.
     The undersigned, whose signature appears on the reverse, hereby appoints Thomas P. Mason and Sonia Aube or each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units of Energy Transfer Partners, L.P. which the undersigned would be entitled to vote if personally present at the special meeting to be held on Tuesday, December 16, 2008 at 10:00 a.m. Dallas, Texas time, and at any and all adjournments thereof, on all matters that may properly come before the special meeting.
               Your common units will be voted as directed on this proxy. If this card is signed and no direction is given for any item, it will be voted in favor of all items.
               Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.
               If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:
               YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP ENERGY TRANSFER PARTNERS, L.P. AVOID ADDITIONAL EXPENSES.
(Continued and to be signed on the reverse side)
SEE REVERSE SIDE

PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

☒      PLEASE MARK VOTES AS IN THIS EXAMPLE.
THE BOARD OF DIRECTORS OF ENERGY TRANSFER PARTNERS, L.L.C., THE GENERAL PARTNER OF OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

No. 1	Approval of the terms of the Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan, which provides for awards of options to purchase the Partnership’s common units, awards of the Partnership’s restricted units, awards of the Partnership’s phantom units, awards of the Partnership’s common units, awards of distribution equivalent rights, or DERs, awards of common unit appreciation rights, and other unit-based awards to employees of the Partnership, Energy Transfer Partners GP, L.P., Energy Transfer Partners, L.L.C. (the “Company”), a subsidiary or their affiliates, and the members of the board of directors of the Company.

For ☐	Against ☐	Abstain ☐

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE     ☐

Signature:	Signature:	Date:

Note: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
     The Notice of Special Meeting of Common Unitholders and the Proxy Statement for the Special Meeting of are available at http://www.energytransfer.com.